EXHIBIT 99.1

PATRIOT MOTOR CORPORATION ANNOUNCES

CHANGES IN EXECUTIVE OFFICERS

R. Scott Watson resigns as Chief Operating Officer

SAN CLEMENTE, California (August 14, 2006) -- Patriot Motor Corporation (Other OTC:PMCY.PK - News), parent company of Patriot Motorcycle Corporation, announced the resignation of R. Scott Watson as the Company's Chief Operating Officer effective August 8, 2006. The Board of Directors and management team of Patriot have initiated a search for a replacement for Mr. Watson.

Mr. Watson has chosen to pursue other interests, and felt this was an opportune time to make this change. Mr. Watson commented, "I am honored to have worked with such a phenomenal group of people and I will miss everyone very much. I do believe that Patriot will go on to achieve great success and I wish you all the best!"

"We are sad to see high caliber management talent such as Scott Watson move on to other ventures, and our well wishes go with him," states Michel Attias, Chairman and Chief Executive Officer of Patriot Motorcycle Corporation.

About Patriot Motor Corporation

Patriot Motor Corporation (PMCY) is the parent company of Patriot Motorcycle Corporation -- exclusive distributor of the Patriot OffRoad(TM) line of Dirt Bike motorcycles and All-Terrain Vehicles (ATVs) and a line of domestic V-Twin custom and production street bikes branded under the names Steed(R) by Patriot(TM) 300 Series and Patriot(TM) V-Twin Musclebikes(TM) 200 Series.

Other divisions include Patriot Marine Industries -- performance watercraft design and engineering -- and Patriot Productions, which produces the nationally syndicated weekly television show ``Steel Dreams,'' currently reaching 75 million households. The company and its management are firmly committed to building the Patriot(TM) brand, to building a significant and substantial domestic and international dealer organization and to distributing the finest products that consistently challenge and/or out-price competitors by as much as 50%. Additional Patriot branded products and accessories are also being continually evaluated and offered.

Note: Statements contained in this release that are not strictly historical are ``forward-looking'' statements within the meaning of Section 27A of the Securities Act of 1934, as amended. These forward-looking statements are made based upon information available as of the date hereof, and the company assumes no obligation to update such forward-looking statements. Editors and investors are cautioned that such forward-looking statements involve risk and uncertainties and the company's actual results may differ from these forward-looking statements. Such risks and uncertainties include, but are no limited to, demand for the company's products and services, PMCY's ability to continue to develop its market, general economic conditions and other factors that may be more fully described in reports to shareholders and periodic filings with the Securities and Exchange Commission.

Contact:

David M. Gernak (949) 488-0434 ext 201

Chief Financial Officer

Source: Patriot Motor Corporation